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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G
                 Under the Securities Exchange Act of 1934


                               NURESCELL INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                  COMMON STOCK, PAR VALUE $0.0001 PER SHARE
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                67057R 101
                     ----------------------------------
                              (CUSIP Number)


                            FEBRUARY 15, 2000
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 4 Pages

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                                    13G

CUSIP No. 67057R 101                                          Page 2 of 4 Pages
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         Glenn A. Cramer
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
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 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       1,050,000 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 Shares
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    1,050,000 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amounts Beneficially Owned by Each Reporting Person
         1,050,000 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*      / /

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amounts in Row (9)
         7.5%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
         IN
-------------------------------------------------------------------------------
                     SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 2 of 4 Pages

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ITEM 1.

    (a)   Name of Issuer
                  Nurescell Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
                  1400 Bristol Street North, Suite 240
                  Newport Beach, California  92660
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
                  Glenn A. Cramer
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
                  3134 Bel Air Drive
                  Las Vegas, Nevada  89109
          ---------------------------------------------------------------------
    (c)   Citizenship
                  United States
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
                  Common Stock, par value $0.0001 per share
          ---------------------------------------------------------------------
    (e)   CUSIP Number
                  67057R 101
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  NOT APPLICABLE

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
                  1,030,000 shares
    ---------------------------------------------------------------------------

    (b) Percent of class:
                  7.5%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
                  1,050,000 shares
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
                  0 shares
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
                  1,050,000 shares
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
                  0 shares
              -----------------------------------------------------------------

                              Page 3 of 4 Pages

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  NOT APPLICABLE

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  NOT APPLICABLE

ITEM 10. CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                  DATE: APRIL 24, 2000        /s/GLENN A. CRAMER
                                              --------------------------------
                                                GLENN A. CRAMER

                              Page 4 of 4 Pages